EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Netlist, Inc. and subsidiaries dated March 1, 2006, appearing in the Prospectus dated November 29, 2006 filed by Netlist, Inc. and subsidiaries with the Securities and Exchange Commission on November 30, 2006 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of Netlist, Inc., on Form S-1 (333-136735).

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
December 15, 2006